                                 EXHIBIT 11.1

                            SEER TECHNOLOGIES, INC.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share amounts)

                                                    For the Year Ended September 30,
                                                 -------------------------------------
                                                              (Pro Forma)  (Pro Forma)
                                                   1996          1995         1994
                                                 ---------     --------     --------
PRIMARY EARNINGS PER SHARE:
Average common shares outstanding
  (excluding convertible shares)                   11,445        3,989        1,555
Common shares from conversion of
  Series B Convertible Preferred Stock                  -        4,946 (1)    6,594
Common shares from conversion of
  Series C Convertible Preferred Stock                  -          148 (1)      198
Shares issued for redemption of
  Senior Preferred Stock                                -          648 (2)      864 (2)
Common stock equivalents                                - (4)    1,776 (3)    1,775 (3)
                                                ---------     --------     --------
Total common and common
  equivalent shares outstanding                    11,445       11,507       10,986
                                                =========     ========     ========

Net Income (loss)                               $ (31,582)    $  5,152     $  2,361
                                                =========     ========     ========

Per share amount                                $   (2.76)    $   0.45     $   0.21
                                                =========     ========     ========

FULLY DILUTED EARNINGS PER SHARE (5)

(1) Series B and C Convertible Preferred Stock were outstanding for three of four quarters in 1995:

    Series B shares of 6,594 X 75% = 4,946 shares
    Series C shares of 198 X 75% = 148 shares
(2) Dividend - Senior Redeemable Preferred Stock                   417          417
    Principal - Senior Redeemable Preferred Stock               15,135       15,135
                                                              --------     --------
    Total redemption value                                      15,552       15,552

    Dividend by IPO price per share                              18.00        18.00
                                                              --------     --------

    Number of equivalent shares of common stock                    864         864
                                                                           ========

    Adjustment - outstanding for three of four
    quarters in fiscal 1995                                       0.75
                                                              --------

    Number of equivalent shares of common stock                    648
                                                              ========

(3) Common stock equivalents presented assume a market price of $18.00 (the IPO price) and are calculated using the treasury stock method.

(4) Common stock equivalents are not included since their effect on the earnings per share calculation is antidilutive.

(5) Presentation of fully diluted earnings per share is not required for any of the periods presented.


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